EXHIBIT 10.13


                              PepsiCo
                      700 Anderson Hill Road
                      Purchase, NY 10677-1444


                                   September 24, 1996


Pepsi-Cola Puerto Rico Bottling Company
P.O. Box 1709
Hato Rey, Puerto Rico 00919

Mr. Rafael Nin

Gentlemen:

Reference is made to the Exclusive Bottling Appointments for Pepsi-Cola and other Pepsi-Cola International products each dated April 27, 1987, as amended (the "EBA"), between PepsiCo, Inc. (the "Company") and Pepsi-Cola Puerto Rico Bottling Company (the "Bottler").

1. The Company agrees that the following transactions shall not be deemed to violate the EBA, including without limitation Section 22(b)(ii) and
     Section 23 thereof, or give rise to any liability to the Company on the part of the Bottler, any Essential Shareholder (as defined in the EBA) or Mr. Rafael Nin:

     (a) The creation of a voting trust (the "Voting Trust") in accordance with the Voting Trust Agreement and Irrevocable Proxy (the "Trust Agreement") attached hereto as Exhibit A pursuant to which all 5 million Class A Shares of the Bottler will be transferred to the Voting Trust where Mr. Rafael Nin, as trustee (the "Trustee"), will have the right to vote such Class A Shares. The term of the Voting Trust will be 5 years to be automatically renewed for one additional 5 year period unless either the Company or the Trustee notifies the other party of non-renewal at least 6 months prior to the end of the initial 5 year period; provided, however, that such non - renewal by the Company shall not be unreasonably withheld. The terms of the Trust Agreement are acceptable to the Company subject to the following conditions:

          (i) the Trustee will not release Class A Shares from the Voting Trust during its term (except as a result of termination of the Voting Trust) if such release will result in the Trustee not controlling at least a majority of the total votes of the shareholders of the Bottler (including both Class A and Class B Shares); and

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          (ii) any merger or consolidation  of  the  Bottler  with  another entity shall be subject to the consent of the Company pursuant to the EBA unless (i) the Bottler is the surviving entity and (ii) the Voting Trust does not lose control of a majority of the total votes of the shareholders of the Bottler.

     (b) The termination of the Voting Trust as provided in the Trust Agreement, including the resignation or death of the Trustee or the expiration of the term of the Voting Trust, and the transfer of the Class A Shares held by the Voting Trust to the beneficial owners thereof upon such termination subject to the following conditions:

          (i) if the Voting Trust is terminated as a result of the resignation or death of the Trustee, the Company shall have the right for a period of 90 days after such resignation or death, but not the obligation, to appoint a new Trustee to replace Mr. Rafael Nin for the remaining term of the Voting Trust, which appointment shall be subject to the approval of the beneficial owners of a majority of the Class A Shares of the Bottler; and

          (ii) if the Voting Trust is not renewed at the end of the first 5 year period, by the Trustee or the Company, the Company shall have the right for a period of 90 days after such non-renewal, but not the obligation, to appoint a new Trustee to replace Mr. Rafael Nin for the second 5 year period of the Voting Trust subject to the approval of the beneficial owners of a majority of the Class A Shares of the Bottler.

          During the 90 day period during which the Company shall have the right to exercise the option to appoint a new Trustee as provided in clauses (i) and (ii) above, a committee of three members of the Board of Directors of the Bottler shall control the vote of the Shares held in the Voting Trust.

     (c) The appointment of Mr. Rafael Nin as the President and Chief Executive Officer of the Bottler.

     (d) The grant of an option to the assignee of Mr. Rafael Nin to purchase all 5 million Class A Shares of the Bottler pursuant to the Stock Option Agreement (the "Option Agreement") attached hereto as Exhibit B subject to the condition that, without the Company's prior written approval which shall not be unreasonably withheld or delayed, Mr. Rafael Nin will not transfer all or a part only of his rights under the Option Agreement if such transfer could result in the Trustee not controlling at least a majority of the total votes of the shareholders of the Bottler (including both Class A and Class B Shares). The approval of the Company described in the preceding sentence shall be as to both the person or entity to whom the transfer is being made and the terms of the transfer.

2. So long as any Class A Shares of the Bottler currently owned by any Essential Shareholder shall be held by the Voting Trust, references in
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     the EBA to transfers of shares of the  Bottler  by  any such Essential
     Shareholder shall be deemed to include references to  the  transfer of
     beneficial   interests   in   the   Voting  Trust  by  such  Essential
     Shareholder.

3. Mr. Rafael Nin agrees to transfer any Class A Shares of the Bottler held by the Voting Trust to any person without the prior written consent of the Company, which shall not be unreasonably withheld or delayed, if such transfer would result in the Trustee not controlling a majority of the total votes of the shareholders of the Bottler (including both Class A and Class B Shares). It is understood that this provision shall not affect Mr. Rafael Nin's right to terminate the Voting Trust at any time at his sole and absolute discretion and return the shares subject to the Voting Trust to the beneficial owners of such Class A Shares.

4. Except as expressly set forth above, the EBA shall remain in full force and effect in accordance with its terms. Nothing herein shall make Mr. Nin an Essential Shareholder under the EBA.

5. During the term of the Voting Trust the personal liability of the Essential Shareholders relating to Section 23(e) shall not apply.

6.   This agreement may be executed in counterparts.


If you are in agreement with the above, please sign below, keep one copy for your records, and return one signed copy to the Company, whereupon this letter will become a binding agreement between the undersigned.

                                   PepsiCo, Inc.


                       				       /S/ ROBERT K. BIGGART
                                  __________________________________
                                  By:   Robert K. Biggart
                                        Vice President



Accepted and Agreed by
Mr. Rafael Nin:



/S/ RAFAEL NIN
___________________________
Rafael Nin